CONFIDENTIAL

February 7, 2019

Greg Jensen

1308 Summit Oaks Drive

Burnsville, MN 55337

Via Email: greg@gpjconsulting.com

RE: Employment Offer

Dear Greg,

I am pleased to offer you the position of Vice President, Finance & Interim CFO of Xtant Medical Holdings, Inc. (“Xtant”). You will report directly to me and you will be responsible for all finance, tax, cash, payroll, FP&A and SEC reporting functions. You will serve as Xtant’s principal accounting officer overseeing these functions.

The compensation for the full-time position is as follows:

Base Salary:	$325,000
Bonus Potential:	$162,500 (50% of base salary)
Total	$487,500

The position includes 3 weeks annual vacation and participation in Xtant health and other employee benefit programs.

This is a full-time, exempt position, reporting to me. In this position, you will be considered an executive officer of Xtant.

This Offer of Employment will expire if not accepted by February 11, 2019. This Offer of Employment is contingent upon the following:

(i) Successful verification of your employment and educational history combined with what Xtant considers to be an acceptable criminal background report.

(ii) Signing Xtant’s standard at-will employment agreement, which includes confidentiality, non-competition and non-solicitation provisions, on or before your first day of employment. I am attaching a copy of this agreement for your review and signature.

(iii) Proving your eligibility to work in the United States by way of completion of the I-9 Form.

While you are serving as Interim CFO, we agree to provide each other with no less than 60 days’ notice of termination. At some point in the future, if we decide that it is mutually beneficial to convert your position from Interim to permanent CFO, then we will amend your contract to include the usual and customary terms. However, we recognize that you retain the option, as does Xtant, of ending your employment with Xtant at any time, with or without cause. As such, your employment with Xtant is at-will and neither this Offer, your at-will employment agreement, nor any other oral or written representations may be considered a contract for any specific period of time.

Ideally, I’d like you to start next week so that you can participate in the annual audit and, at the end, be comfortable signing audited results with me for our annual 10-K SEC filing.

Please note that your appointment as an officer of Xtant is a disclosable event for Xtant. Accordingly, please keep the terms of this offer letter confidential until Xtant publicly announces the terms hereof. We will coordinate with you on this disclosure.

If this position is acceptable to you then please return a signed copy of this letter and the attached agreement.

Looking forward to working with you and having you join our team.

All the best,

/s/ Michael Mainelli	Accepted:	/s/ Greg Jensen
Michael Mainelli		Greg Jensen
Interim CEO

Cc: J. Bakewell/J. Peters